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                                                  EXHIBIT 99(2)


            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                SUMMARY OF PRINCIPLE TERMS OF THE
            AMENDED AND RESTATED SETTLEMENT AGREEMENT
                      DATED JANUARY 2, 1998


                       RATES/RETAIL CHOICE

*    Continuation of an electric rate freeze (since December
     1993) for residential, commercial and small industrial customers through June 2001

* Customer benefit accounts will be established for each class of customer as follows:

          Residential                   $  3.5 million per year
          Commercial & Small Industrial $  3.5 million per year
          Large Industrial              $  3.0 million per year
               Total                    $ 10.0 million per year

     Such amounts will be used to offset the lost revenues for retail access customers and to provide rate reductions

* A 5% reduction for large industrial customers, along with an "energy value option" for retail access

* An additional 3% growth incentive for large industrial customers

* A phase-in of Retail Choice through June 2001. The CTC is set at 50% of the Company's non-fuel generation costs

*    The fuel cost adjustment is retained

* A $3 million fund for systems benefits programs to be collected via non-bypassable charge

* A 10.6% Return on Equity ("ROE") cap with excess earnings deferred for stranded cost mitigation. Underruns in earnings may be offset by deferrals from prior years

*    A Customer Service Incentives Plan will be established:

     *    Service quality as determined by a Customer
          Satisfaction Index.  A penalty of 2.5 Basis Points of
          ROE per 1% decline in the Index

     * Reliability, as determined by frequency and duration of outages. Maximum 15 Basis Point penalty on ROE

     * Keeping scheduled appointments - $20 credit on customer bills for missed appointments

                     CORPORATE RESTRUCTURING

*    The opportunity to recover all strandable costs

* The Company's 9% interest in the Nine Mile Point 2 Nuclear Station ("NMP-2") remains with the regulated T&D company, with an agreement that the Company would participate in good faith consideration of any New York State nuclear solution

* Functional unbundling of the Company's fossil generation in 1998, followed by structural separation by June 30, 2001

* An auction of the Company's fossil generation will be completed by June 30, 2001. An auction plan is to be submitted to PSC 6 months prior to such auction

* An unregulated affiliate of the Company may bid in said auction

* In event the Company elects not to bid in said auction, the Company will retain 5% of proceeds up to book value, 10% of proceeds above book value, subject to $17.5 million cap. Proceeds above book value not retained by the Company will be used to offset the Company's fossil generation related regulatory assets and the net investment in the NMP2

                         HOLDING COMPANY

*    Approval to form a Holding Company

* Permission for the Company to transfer up to $100 million of equity from the Company to unregulated affiliates prior to formation of Holding Company

* The target date for formation of a Holding Company is January 1, 1999, but not later than June 30, 2001

* No limitations on unregulated entities, use of Company name, or type of business or location of business

* A provision for a $250k annual royalty to be credited to utility customers for the period of the Settlement Agreement

*    Standard safeguards including Code of Conduct, Cost
     Allocation Guidelines, Affiliate Transaction Rules, limits on employee transfers with exceptions during first year of transition, bond rating criteria, and PSC access to books and records


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